     Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
10-12

Contacts:	James Haddox, CFO	Kip Rupp / krupp@drg-e.com
	Reba Reid	Ken Dennard / ksdennard@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	404-880-9276 / 713-529-6600
QUANTA SERVICES REPORTS 2010 SECOND QUARTER RESULTS
HOUSTON — August 4, 2010 — Quanta Services, Inc. (NYSE: PWR) today announced results for the three and six months ended June 30, 2010. As previously announced, Quanta completed the acquisition of Price Gregory Services, Incorporated on Oct. 1, 2009. Therefore, these reported results of operations include the results of Price Gregory in the three and six months ended June 30, 2010 and are compared to the pre-acquisition historical results of Quanta for the three and six months ended June 30, 2009.
     Revenues in the second quarter of 2010 were $870.5 million compared to revenues of $813.4 million in the second quarter of 2009. For the second quarter of 2010, net income attributable to common stock was $33.0 million or $0.16 per diluted share, which includes the effect of a loss on early extinguishment of debt of $4.5 million, net of tax, or $0.02 per diluted share, resulting from the redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes on May 14, 2010. This compares to net income attributable to common stock of $33.4 million or $0.17 per diluted share in the second quarter of 2009. Adjusted diluted earnings per share (a non-GAAP measure) were $0.22 for the second quarter of 2010 compared to $0.20 for the second quarter of 2009. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
     “We continue to maintain a disciplined approach to the margins we are willing to accept. This discipline has contributed to our gross margins improving quarter over quarter for the past twelve quarters,” said John R. Colson, chairman and CEO of Quanta Services. “Our expectations for 2010 have been negatively impacted by project delays and postponements that are primarily caused by increased regulatory requirements. Once these obstacles are overcome, however, we believe projects will move quickly, as customers stand ready with planning and funding in place to enhance their infrastructure.”
     Revenues for the first six months of 2010 were $1.62 billion compared to $1.55 billion for the first half of 2009. For the first six months of 2010, net income attributable to common stock was $56.7 million or $0.27 per diluted share, which includes the $0.02 per diluted share effect of the loss on early extinguishment of debt resulting from the redemption of all of the outstanding 3.75% convertible subordinated notes. This compares to net income attributable to common stock of $54.8 million or $0.28 per diluted share for the first six months of last year. Adjusted diluted earnings per share were $0.37 for the first six months of 2010 as compared to $0.34 for the first six months of 2009. See the attached table for a reconciliation of non-GAAP measures to the reported GAAP measures.
OUTLOOK
     The slow economy and regulatory hurdles continue to create a challenging business environment in the industries Quanta serves. Management cannot predict the timing or extent of the impact that these issues may have on demand for Quanta’s services, particularly in the near term. The following forward-looking statements are based on current expectations and actual results may differ materially.
     Quanta expects revenues for the third quarter of 2010 to range between $1.15 billion and $1.25 billion. Diluted earnings per share for the third quarter of 2010 are estimated to be between $0.29 and $0.31. Quanta expects adjusted diluted earnings per share (a non-GAAP measure) for the third quarter of 2010 to range from $0.34 to $0.36. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release. Amortization of intangibles and non-cash stock compensation expenses are forecasted to be approximately $19.0 million for the third quarter of 2010.

     Quanta expects revenues for the full year 2010 to range between $3.8 billion and $4.1 billion, with diluted earnings per share for the full year 2010 estimated to be between $0.85 and $0.90. Quanta also expects adjusted diluted earnings per share (a non-GAAP measure) for the full year 2010 to range from $1.05 to $1.10. This non-GAAP measure is calculated on the same basis as the historical adjusted diluted earnings per share presented in this release and excludes the loss on early extinguishment of debt referenced above. Amortization of intangibles, non-cash interest expense and non-cash stock compensation expenses are forecasted to be approximately $61.4 million for the full year 2010. Quanta has revised its 2010 full-year guidance as a result of the uncertainty of the timing of projects that were initially expected to commence early in the second half of 2010.

     Quanta Services has scheduled a conference call for August 4, 2010, at 9:30 a.m. Eastern time. To participate in the call, dial (480) 629-9821 at least ten minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s Web site at www.quantaservices.com. To listen to the call live on the Web, please visit the Quanta Services Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call on the company’s Web site at www.quantaservices.com. A replay will also be available through August 11, 2010, and may be accessed at (303) 590-3030, using the pass code 4340335#. For more information, please contact Kip Rupp at DRG&E by calling (713) 529-6600 or email krupp@drg-e.com.
     The non-GAAP measures in this press release and on the company’s Web site are provided to enable investors, analysts and management to evaluate Quanta’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Quanta’s operating results with those of its competitors. These measures should be used as an addition to, and not in lieu of, results prepared in conformity with GAAP. Reconciliations of other GAAP to non-GAAP measures not included in this press release can be found on the company’s Web site at www.quantaservices.com in the “Investors & Media” section.
     Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power, natural gas and pipeline and telecommunication industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this release, including those made on the conference call and webcast announced herein) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, projected revenues and earnings per share and other projections of financial and operating results and capital expenditures; growth or opportunities in particular markets; the impact of renewable energy initiatives, the economic stimulus package and other existing or potential legislative actions on future spending by customers; the potential benefits from acquisitions, including Price Gregory; the expected value of, and the scope, services, term and results of any related projects awarded under, agreements for services to be provided by Quanta; potential opportunities that may be indicated by bidding activity; statements relating to the business plans or financial condition of our customers; and Quanta’s strategies and plans, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, quarterly variations in operating results; continuing declines in economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of existing or pending projects, including as a result of regulatory processes or capital constraints that may impact our customers; dependence on fixed price contracts and the potential to incur losses with respect to these contracts; estimates relating to the use of percentage-of-completion accounting; the possibility that projects bid are not awarded to Quanta; the successful negotiation, execution, performance and completion of pending and existing contracts; the ability to generate internal growth; the effect of natural gas and oil prices on Quanta’s operations and growth opportunities; the ability to effectively compete for new projects and market share; the failure of renewable energy initiatives, the economic stimulus package or other existing or potential legislative actions to result in increased demand for Quanta’s services; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the inability of customers to pay for services; the failure to recover on payment claims against project owners or to obtain adequate compensation for customer-requested change orders; risks associated with operating in international markets; the failure to effectively integrate Price Gregory and its operations or to realize potential synergies, such as cross-selling opportunities, from the acquisition; the ability to attract skilled labor and retain key personnel and qualified employees; potential shortage of skilled employees; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; the ability to successfully identify, complete and integrate acquisitions; the potential adverse impact resulting from uncertainty surrounding acquisitions, including the ability to retain key personnel from the acquired businesses and the potential increase in risks already existing in Quanta’s operations; the adverse impact of goodwill or other intangible asset impairments; growth outpacing infrastructure; unexpected costs or liabilities that may arise from lawsuits or indemnity claims related to the services Quanta performs; liabilities for claims that are self-insured; potential additional risk exposure resulting from any unavailability or cancellation of third party insurance coverage; requirements relating to governmental regulation and changes thereto; inability to enforce our intellectual property rights or the obsolescence of such rights; risks associated with the implementation of an information technology solution; potential liabilities relating to occupational health and safety matters; the potential that participation in joint ventures exposes us to liability and/or harm to our reputation for failures of our partners; risks associated with our dependence on suppliers, subcontractors and equipment manufacturers; risks associated with Quanta’s fiber optic licensing business, including regulatory changes and the potential inability to realize a return on capital investments; beliefs and assumptions about the collectability of receivables; the cost of borrowing, availability of credit, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investment activities; the ability to obtain performance bonds; the impact of a unionized workforce on operations and the ability to complete future acquisitions; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; potential exposure to environmental liabilities; rapid technological and structural changes that could reduce the demand for services; the ability to access sufficient funding to finance desired growth and operations; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2009, Quanta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s Web site at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Six Months Ended June 30, 2010 and 2009 (In thousands, except per share information) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$870,502	$813,379	$1,618,785	$1,551,909
Cost of services (including depreciation)	714,465	675,597	1,333,606	1,296,996

Gross profit	156,037	137,782	285,179	254,913
Selling, general and administrative expenses	82,122	72,970	163,126	146,573
Amortization of intangible assets	9,090	4,906	14,938	9,812

Operating income	64,825	59,906	107,115	98,528
Interest expense	(1,527)	(2,803)	(4,391)	(5,621)
Interest income	379	628	748	1,709
Loss on early extinguishment of debt	(7,107)	—	(7,107)	—
Other income (expense), net	(479)	158	(108)	234

Income before income taxes	56,091	57,889	96,257	94,850
Provision for income taxes	22,768	24,245	38,834	39,716

Net income	33,323	33,644	57,423	55,134
Less: Net income attributable to noncontrolling interest	337	217	693	353

Net income attributable to common stock	$32,986	$33,427	$56,730	$54,781

Earnings per share attributable to common stock:
Basic earnings per share	$0.16	$0.17	$0.27	$0.28

Diluted earnings per share	$0.16	$0.17	$0.27	$0.28

Weighted average shares used in computing earnings per share:
Basic	209,399	198,300	208,991	198,365

Diluted	211,082	198,379	210,667	198,431

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$519,818	$699,629
Accounts receivable, net	671,792	688,260
Costs and estimated earnings in excess of billings on uncompleted contracts	127,984	61,239
Inventories	40,690	33,451
Prepaid expenses and other current assets	65,089	100,213

Total current assets	1,425,373	1,582,792
PROPERTY AND EQUIPMENT, net	875,981	854,437
OTHER ASSETS, net	39,532	45,345
OTHER INTANGIBLE ASSETS, net	169,885	184,822
GOODWILL	1,449,531	1,449,558

Total assets	$3,960,302	$4,116,954

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt and notes payable	$301	$3,426
Accounts payable and accrued expenses	377,118	422,034
Billings in excess of costs and estimated earnings on uncompleted contracts	42,936	70,228

Total current liabilities	420,355	495,688
CONVERTIBLE SUBORDINATED NOTES, net	—	126,608
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	373,229	384,097

Total liabilities	793,584	1,006,393

TOTAL STOCKHOLDERS’ EQUITY	3,164,647	3,109,183
NONCONTROLLING INTEREST	2,071	1,378

TOTAL EQUITY	3,166,718	3,110,561

Total liabilities and equity	$3,960,302	$4,116,954

Quanta Services, Inc. and Subsidiaries Supplemental Data For the Three and Six Months Ended June 30, 2010 and 2009 (In thousands, except percentages) (Unaudited)
Segment Results
     We report our results under four reporting segments: (1) Electric Power Infrastructure Services, (2) Natural Gas and Pipeline Infrastructure Services, (3) Telecommunications Infrastructure Services and (4) Fiber Optic Licensing.

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Revenues:
Electric Power	$463,350	53.2%	$503,958	62.0%	$920,171	56.9%	$1,038,699	66.9%
Natural Gas and Pipeline	263,120	30.3	190,085	23.4	452,054	27.9	301,510	19.4
Telecommunications	117,662	13.5	96,547	11.8	195,888	12.1	170,026	11.0
Fiber Optic Licensing	26,370	3.0	22,789	2.8	50,672	3.1	41,674	2.7

Consolidated revenues	$870,502	100.0%	$813,379	100.0%	$1,618,785	100.0%	$1,551,909	100.0%

Operating income (loss):
Electric Power	$50,389	10.9%	$58,969	11.7%	$90,206	9.8%	$111,990	10.8%
Natural Gas and Pipeline	25,896	9.8	7,502	3.9	44,270	9.8	6,060	2.0
Telecommunications	7,694	6.5	5,405	5.6	6,894	3.5	6,367	3.7
Fiber Optic Licensing	13,880	52.6	11,136	48.9	25,999	51.3	20,266	48.6
Corporate and Non-Allocated Costs	(33,034)	N/A	(23,106)	N/A	(60,254)	N/A	(46,155)	N/A

Consolidated operating income	$64,825	7.4%	$59,906	7.4%	$107,115	6.6%	$98,528	6.4%

Backlog
     Backlog represents the amount of revenue that we expect to realize from work to be performed in the future on uncompleted contracts, including new contractual arrangements on which work has not yet begun. The backlog estimates include amounts under long-term maintenance contracts or master service agreements (MSAs), in addition to construction contracts. We estimate the amount of work to be disclosed as backlog as the estimate of future work to be performed by using recurring historical trends inherent in the current MSAs, factoring in seasonal demand and projecting customer needs based upon ongoing communications with the customer. In many instances, our customers are not contractually committed to specific volumes of services under our MSAs, and many of our contracts may be terminated with notice. There can be no assurance as to our customers’ requirements or that our estimates are accurate. In addition, many of our MSAs, as well as contracts for fiber optic licensing, are subject to renewal options. For purposes of calculating backlog, we have included future renewal options only to the extent that the renewals can reasonably be expected to occur. We also included in backlog our share of the work to be performed under contracts signed by joint ventures in which we have an interest.
     The following table presents our total backlog by reportable segment as of June 30, 2010 and March 31, 2010 along with an estimate of the backlog amounts expected to be realized within 12 months of each balance sheet date:

	Backlog as of
	June 30, 2010		March 31, 2010
	12 Month	Total	12 Month	Total
Electric Power	$1,415,873	$3,881,347	$1,277,546	$3,627,610
Natural Gas and Pipeline	981,434	1,288,624	968,658	1,271,156
Telecommunications	170,166	253,038	195,190	292,644
Fiber Optic Licensing	92,347	412,669	88,186	391,535

Total	$2,659,820	$5,835,678	$2,529,580	$5,582,945

Quanta Services, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures For the Three and Six Months Ended June 30, 2010 and 2009 (In thousands, except per share information) (Unaudited)
     The non-GAAP measure of adjusted diluted earnings per share is provided to enable investors to evaluate performance excluding the effects of items that management believes impact the comparability of operating results between periods. More particularly, (i) amortization of intangible assets are impacted by Quanta’s acquisition activity, which can cause these amounts to vary from period-to-period; (ii) non-cash interest expense varies from period-to-period depending on the amount of the convertible subordinated notes outstanding during the period; (iii) non-cash compensation expense may vary due to acquisition activity, factors influencing the estimated fair value of performance-based awards, estimated forfeiture rates and amounts granted during the period; and (iv) the loss on early extinguishment of debt is a non-recurring expense that occurred as a result of Quanta’s redemption of all of its 3.75% convertible subordinated notes in the second quarter of 2010.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Adjusted diluted earnings per share:
Net income attributable to common stock (GAAP as reported)	$32,986	$33,427	$56,730	$54,781
Adjustment: Impact of loss on early extinguishment of debt, net of tax (i)	4,493	—	4,493	—

Adjusted net income attributable to common stock before certain non-cash adjustments	37,479	33,427	61,223	54,781
Non-cash stock-based compensation, net of tax	3,514	3,028	7,175	5,896
Non-cash interest expense, net of tax	368	697	1,107	1,381
Amortization of intangible assets, net of tax	5,545	2,993	9,112	5,986

Adjusted net income attributable to common stock after certain non-cash adjustments	46,906	40,145	78,617	68,044
Effect of convertible subordinated notes under the “if- converted” method — interest expense addback, net of tax	463	948	1,412	1,897

Adjusted net income attributable to common stock for adjusted diluted earnings per share	$47,369	$41,093	$80,029	$69,941

Calculation of weighted average shares for adjusted diluted earnings per share:
Weighted average shares outstanding for basic earnings per share	209,399	198,300	208,991	198,365
Effect of dilutive stock options	151	79	144	66
Effect of shares held in escrow	1,532	—	1,532	—
Effect of convertible subordinated notes under the “if converted” method — weighted convertible shares issuable	3,101	6,415	4,749	6,415

Weighted average shares outstanding for adjusted diluted earnings per share	214,183	204,794	215,416	204,846

Adjusted diluted earnings per share	$0.22	$0.20	$0.37	$0.34

(i)	Reflects the elimination of the loss on early extinguishment of debt associated with the May 14, 2010 redemption of all of Quanta’s outstanding 3.75% convertible subordinated notes.